Exhibit 5.1

Our Reference: FU049/003

28 July 2025

PRIVATE AND CONFIDENTIAL

To: The Directors Fusion Fuel Green plc (the “Company”) 9 Pembroke Street Upper Dublin 2 D02 T380 Ireland

Dear Directors,

1.	Basis of Opinion

1.1	We have acted as solicitors in Ireland for the Company, a public limited company organised under the laws of Ireland with registration number 669283 in connection with the preparation of a prospectus supplement, dated 28 July 2025 (the “Prospectus Supplement”), to the registration statement on Form F-3 (Registration No. 333-264714) (the “Registration Statement”) filed by the Company with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), relating to the proposed issuance and sale by the Company of Class A Ordinary Shares of the Company, par value $0.0035 per Share having an aggregate offering price of up to US$4,184,136 (the “Shares”), pursuant to an At The Market Offering Agreement (the “Sales Agreement”) dated 16 May 2025, by and among the Company and H.C. Wainwright & Co., LLC (the “Transaction”). The Shares are to be issued and/or sold pursuant to the Prospectus Supplement, the prospectus supplement, dated 16 May 2025, and the base prospectus included in the Registration Statement dated 13 May 2022 (together with the Prospectus Supplement, the “Prospectus”). The Sales Agreement was furnished as an exhibit to a Report on Form 6-K on 16 May 2025 and was incorporated by reference into the Registration Statement.

1.2	This Opinion is solely for the benefit of the addressee of this Opinion and may not be relied upon, used, transmitted, referred to, quoted from, circulated, copied, filed with any governmental agency or authority, disseminated or disclosed by or to any other person or entity for any purpose(s) without our prior written consent. However, we hereby consent to the filing of this Opinion as an exhibit to the Report on Form 6-K, which will be incorporated by reference into and deemed part of the Registration Statement, and to the references to our firm under the caption “Legal Matters” in the Prospectus Supplement forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required within Section 7 of the Act or the rules and requisitions of the Securities and Exchange Commission thereunder.

1.3	This Opinion is given on the basis that our client is the Company. For the purposes of giving this Opinion, we have taken instructions solely from that client.

1.4	This Opinion is confined to and given in all respects of the basis of the laws of Ireland (meaning Ireland exclusive of Northern Ireland) in force as at the date hereof as currently applied by the courts of Ireland.

1.5	We have made no investigations of and we express no opinion as to the laws of any other jurisdiction or the effect thereof. In particular, we express no opinion on the laws of the European Union as they affect any jurisdiction other than Ireland. We have assumed without investigation that insofar as the laws of any jurisdiction other than Ireland are relevant, such laws do not prohibit and are not inconsistent with any of obligations or rights expressed in the Sales Agreement or Prospectus Supplement or the transactions contemplated thereby.

1.6	This Opinion is strictly confined to:

(a)	the matters expressly stated herein and is not to read as extending by implication or otherwise to any other matter; and

(b)	the Prospectus Supplement and Sales Agreement (and no other document whatsoever) and the searches listed in paragraph 1.10 below (the “Searches”) (and no other searches whatsoever),

and is subject to the assumptions and qualifications set out below.

1.7	We express no opinion and make no representation or warranty, as to any matter of fact or in respect of any documents which may exist in relation to the Transaction other than the Sales Agreement and the Prospectus Supplement.

1.8	In giving this Opinion, we have relied upon the Searches and we give this Opinion expressly on the terms that no further investigation or diligence in respect of any matter referred to in the Searches is required of us.

1.9	For the purposes of this Opinion, we have reviewed:

(a)	the constitution of the Company as at the date of this Opinion (the “Constitution”);

(b)	the Searches;

(c)	the Sales Agreement;

(d)	the Prospectus Supplement; and

(e)	minutes of a meeting of the Board of Directors of the Company dated 30 April 2025 and written resolutions of the Board of Directors of the Company dated 20 May 2025.

1.10	For the purpose of giving this Opinion, we have caused to be made the following legal searches against the Company on 28 July 2025:

(a)	on the file of the Company maintained by the Registrar of Companies in the Companies Registration Office (the “CRO”) for mortgages, debentures or similar charges or notices thereof and for the appointment of any receiver, examiner or liquidator;

(b)	in the Judgments Office of the High Court for unsatisfied judgments, orders, decrees and the like for the twelve years immediately preceding the date of the search; and

(c)	in the Central Office of the High Court for any proceedings or petitions filed in respect of the Company in the last two years.

1.11	This Opinion is governed by and is to be construed in accordance with the laws of Ireland (as interpreted by the courts of Ireland at the date hereof) and anyone seeking to rely on this Opinion agrees, for our benefit, that the Courts of Ireland shall have exclusive jurisdiction to settle any dispute arising out of, or in connection with, this Opinion. This Opinion speaks only as of its date. We assume no obligation to update this Opinion at any time or to advise the addressee of this Opinion of any change in law or change in interpretation of law which may occur after the date of this Opinion.

1.12	No opinion is expressed on the taxation consequences of the Transaction and any of the matters contemplated thereby.

2.	Opinion

Subject to the assumptions and qualifications set out in this Opinion, we are of the opinion that:

2.1	the Company is a public limited company and is duly incorporated and validly existing under the laws of Ireland;

2.2	when the Shares are issued or sold and paid for as contemplated in the Prospectus Supplement and Sales Agreement, and are registered in the register of members of the Company, such Shares will be validly issued, fully paid or credited as fully paid and non-assessable; and

2.3	the Company has the requisite corporate capacity to issue the Shares.

3.	Assumptions

For the purpose of giving this Opinion we assume the following, without any responsibility on our part if any assumption proves to have been untrue as we have not verified independently any assumption:

Authenticity and bona fides

3.1	The truth, completeness, accuracy and authenticity of all copy letters, resolutions, certificates, permissions, minutes, authorisations and all other documents of any kind submitted to us as originals or copies of originals, and (in the case of copies) conformity to the originals of copy documents, the genuineness of all signatures (electronic or otherwise), stamps and seals thereon, that any signatures (electronic or otherwise) are the signatures of the persons who they purport to be, that each witness to a signature actually witnessed that signature, and that each original was executed in the manner appearing on the copy.

3.2	That the register of members of the Company is up to date and has been correctly completed in accordance with the Constitution and the Companies Act 2014 (the “2014 Act”). That the final executed version of the Sales Agreement and final filed version of the Prospectus Supplement correspond in all respects with the last or final drafts of the Sales Agreement and Prospectus Supplement submitted to us.

3.3	That each director of the Company has disclosed any interest which he may have in the Transaction in accordance with the provisions of the 2014 Act and the Constitution and none of the directors of the Company has any interest in the Transaction except to the extent permitted by the Constitution.

3.4	The absence of fraud, coercion, duress or undue influence and lack of bad faith on the part of the parties to the documents and their respective officers, employees, agents and (with the exception of Arthur Cox LLP) advisers.

Restrictions and Disqualifications

3.5	That no person who has been appointed or acts in any way, whether directly or indirectly, as a director or secretary of, or who has been concerned in or taken part in the promotion of, the Company has:

(a)	been the subject of any declaration, order or deemed order for disqualification or restriction under the 2014 Act (including Part 14, Chapters 3 and 4 thereof) or any analogous legislation; or

(b)	received any notice under the 2014 Act (including Part 14, Chapter 5 thereof) or any analogous legislation regarding a disqualification or restriction undertaking.

Accuracy of Searches and the Corporate Certificate

3.6	The accuracy and completeness of the information disclosed in the Searches and that such information is accurate as of the date of this Opinion and has not since the time of such Search been altered. In this connection, it should be noted that:

(a)	the matters disclosed in the Searches may not present a complete summary of the actual position on the matters we have caused searches to be conducted for;

(b)	the position reflected by the Searches may not be fully up-to-date; and

(c)	searches at the CRO do not necessarily reveal whether or not a prior charge has been created or a resolution has been passed or a petition presented or any other action taken for the winding-up of, or the appointment of a receiver or an examiner to, the Company or its assets.

No other information and compliance

3.7	That the Prospectus Supplement and the Sales Agreement and the documents contemplated therein and the forms attached as exhibits thereto relating to the issuance and sale of the Shares are the only documents relating to the subject matter of this Transaction and that there are no agreements or arrangements in existence between the parties to the documents contemplated by the Prospectus Supplement or the Sales Agreement which in any way amend or vary the terms of the Prospectus Supplement and/or Sales Agreement or in any way bear upon or are inconsistent with the opinions stated herein.

Authority, Capacity, Execution and Enforceability

3.8	The entry into the Sales Agreement, the filing of the Prospectus Supplement and the issuance and sale of the Shares: (i) does and will not contravene the laws of any jurisdiction outside Ireland; (ii) does not and will not result in any breach of any agreement, instrument and obligation to which any party thereto is a party; and (iii) will not be illegal or unenforceable by virtue of the laws of that jurisdiction.

3.9	That the Shares will be issued and sold in the manner contemplated in the Prospectus Supplement and the Sales Agreement.

3.10	That, at the time of the issuance and sale of any of the Shares, the effectiveness of the Prospectus Supplement (including any post-effective amendments) shall not have been terminated or rescinded.

3.11	That any document recording the authorisation of the transactions contemplated by the Sales Agreement and Prospectus Supplement, including any issue of Shares, is a true, complete and accurate record of an authorisation which is valid in all respects.

3.12	That all authorisations, approvals or licences required under any law for any party (other than the Company) to enter into or to perform any of its obligations under a transaction contemplated by the Sales Agreement and Prospectus Supplement have been obtained, remain valid and subsisting and have been complied with.

3.13	That no law or official directive of any jurisdiction, other than the laws of Ireland, affects any of the opinions expressed.

3.14	That, insofar as any obligation under any document examined is to be performed in any jurisdiction other than Ireland, its performance will not be illegal or unenforceable under the law of that jurisdiction.

3.15	That the formalities for execution required by the law of the place of execution of each document examined have or will be complied with.

3.16	That the Company will comply with its obligations under, and the representations and warranties contained in the documents referred to in, the Sales Agreement and Prospectus Supplement.

Shares

3.17	That the board of directors of the Company will approve the allotment and issue of the Shares in accordance with the Constitution and the 2014 Act and such Shares will be issued in compliance with the Constitution and the 2014 Act.

3.18	That the Sales Agreement constitutes valid and legally binding obligations of the other parties thereto, enforceable against such parties in accordance with its terms. That, upon issue, each holder of the Shares will have fully paid the amount payable to the Company for their Shares.

3.19	That, upon issue, the Shares will be duly registered and will continue to be registered in the Company’s register of members.

3.20	That any issue of the Shares will be in compliance with the 2014 Act, the Takeover Panel Act, 1997, Takeover Rules, 2013 of Ireland (as may be amended), and all other applicable Irish company, takeover, securities, market abuse, insider dealing laws and other rules and regulations.

Solvency and Insolvency

3.21	That:

(a)	the Company was not unable to pay its debts within the meaning of Sections 509(3) and 570 of the 2014 Act or any analogous provisions under any applicable laws immediately after the filing of the Prospectus Supplement; and

(b)	the Company will not as a consequence of doing any act or thing which the Sales Agreement or Prospectus Supplement contemplates, permits or requires the relevant party to do, be unable to pay its debts within the meaning of such Sections or any analogous provision under any applicable laws.

3.22	That, upon the opening of any insolvency proceedings pursuant to Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast) (the “Recast EU Insolvency Regulation”), the Company will have its “centre of main interests” (as that term is used in Article 3(1) of the Recast EU Insolvency Regulation) in Ireland being the jurisdiction in which the Company has its registered office and will not have an “establishment” (being any place of operations where a debtor carries out or has carried out in the 3-month period prior to the request to open main insolvency proceedings a non-transitory economic activity with human means and assets) as defined in Article 2(10) of the Recast EU Insolvency Regulation outside Ireland.

4.	Qualifications

The opinions set out in this Opinion are subject to the following reservations:

Enforcement and binding effect

4.1	The description of obligations in this Opinion as “enforceable” refers to the legal character of the obligations assumed by the relevant party under the relevant instrument. It implies no more than the obligations are of a character which the laws of Ireland recognise and will in certain circumstances enforce. In particular, it does not mean or imply that the relevant instrument will be enforced in all circumstances in accordance with its terms or by or against third parties or that any particular remedy will be available. In particular (without limiting the foregoing):

(a)	the binding effect and enforceability of the obligations of the Company contemplated under the Sales Agreement or Prospectus Supplement may be limited by liquidation, insolvency, bankruptcy, receivership, court protection, examinership, moratoria, reorganisation, reconstruction, company voluntary arrangements, fraud of creditors, fraudulent preference of creditors or similar laws whether in Ireland or elsewhere affecting creditors’ rights generally;

(b)	the binding effect and enforceability of the obligations of the Company under the Sales Agreement or Prospectus Supplement may also be limited as a result of the provisions of the laws of Ireland applicable to contracts held to have become frustrated by events happening after their execution, and any breach of the terms of any document by the party seeking to enforce such document;

(c)	enforcement may be limited by general principles of equity. In particular, equitable remedies are not available where damages are considered to be an adequate remedy; the remedy of specific performance is discretionary and will not normally be ordered in respect of a monetary obligation; and injunctions are granted only on a discretionary basis and accordingly we express no opinion on such matters;

(d)	claims may become barred under the Statute of Limitations 1957 or may be or become subject to the defence of set-off or counterclaim;

(e)	enforcement will be subject to, netting, claims and attachment and any other rights of another party to a contract; and

(f)	enforcement may be limited by reason of fraud.

4.2	Where any obligations of any person are to be performed in jurisdictions outside Ireland, such obligations may not be enforceable under Irish law to the extent that performance thereof would be illegal under the laws of any such jurisdiction or contrary to public policy under the laws of any such jurisdiction and an Irish court may take into account the law of the place of performance in relation to the manner of performance and to the steps to be taken in the event of defective performance.

4.3	Where a judgment creditor seeks to enforce his judgment, he can only do so in accordance with the applicable rules of Irish courts. The making of an execution order against particular assets, such as a charging order over land or a beneficial interest therein or most types of investment or a third party debt order over a bank account or certain other debts, is a matter for the Court’s discretion.

General Matters

4.4	A determination or a certificate as to any matter provided for in the Sales Agreement may be held by an Irish court not to be final, conclusive or binding if such determination or certificate could be shown to have an unreasonable, incorrect or arbitrary basis or not to have been given or made in good faith.

4.5	Where a party to the Sales Agreement is vested with a discretion or may determine a matter in its opinion, Irish law may require that such discretion is exercised reasonably or that such opinion is based upon reasonable grounds.

4.6	A particular course of dealing among the parties or an oral amendment, variation or waiver may result in an Irish court finding that the terms of the Sales Agreement have been amended, varied or waived even if such course of dealing or oral amendment, variation or waiver is not reflected in writing among the parties.

4.7	The effectiveness of any provisions in the Sales Agreement excusing a party from a liability or duty otherwise owed are limited by Irish law, particularly in relation to a fundamental breach of the contract.

4.8	We express no opinion as to any obligation which the Sales Agreement may purport to establish in favour of any person who is not a party thereto.

4.9	Any provision of any of the Sales Agreement which constitutes, or purports to constitute, a restriction on the exercise of any statutory power by any party thereto or any other person may be ineffective.

4.10	To the extent that any matter is expressly to be determined by future agreement or negotiation, the relevant provision may be unenforceable or void for uncertainty.

Due Diligence and Searches

4.11	Other than the Searches, we have not conducted any other searches whatsoever. We have conducted no due diligence nor have we reviewed or considered the regulatory status or compliance of the Company or any other person or body corporate. We have not conducted any due diligence on any person or body corporate, and in particular have not considered any due diligence on any of the parties to, or direct or indirect beneficiaries of, the Sales Agreement or enquired or investigated as to whether they hold appropriate licenses or approvals.

Yours faithfully,

/s/ Arthur Cox LLP
ARTHUR COX LLP